UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

March 20, 2007

Date of Report (Date of earliest event reported)

TUCOWS INC.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	23-2707366
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

96 Mowat Avenue

Toronto, Ontario, Canada M6K 3M1

(416) 535-0123

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Elliot Noss

President and Chief Executive Officer

Tucows Inc.

96 Mowat Avenue

Toronto, Ontario, Canada M6K 3M1

(416) 535-0123

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Joanne R. Soslow, Esq.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Telephone: (215) 963-5262

Telecopy: (215) 963-5001

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 20, 2007, Tucows Inc. (the “Company”) entered into a Software and Services Agreement (the “Agreement”) with Nitido Inc. (the “Licensor”).  Pursuant to the Agreement, Licensor has granted the Company a personal, enterprise-wide, non-exclusive and non-transferable license to use, and the ability to sublicense the right to use, a front end e-mail interface that includes an AJAX based web mail, WAP access and J2ME based clients for smart phones as part of the Company’s private label hosted email services and provision of electronic mailbox services to its customers.

The Company has agreed to pay the Licensor a one-time implementation fee and a maintenance subscription fee based on the net revenue per mailbox that uses the Licensor’s technology, subject to a minimum charge per mailbox per calendar month and a maximum charge per mailbox per calendar month.  Additional support and consulting fees may be payable to the Licensor during the term of the license.  The Company has also agreed to provide the Licensor, at no cost, 200,000 of the Company’s mailboxes for use and resale by the Licensor.

The term of the Agreement is for a period of three years from the completion of installation, configuration and testing of the Licensor’s technology on the Company’s computer systems (such date, the “Implementation Date”).  Earlier termination of the Agreement is permitted under certain circumstances.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending March 31, 2007, with portions omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUCOWS INC.

/s/ MICHAEL COOPERMAN
Michael Cooperman
Chief Financial Officer and
Principal Accounting Officer

Date: March 30, 2007